Exhibit 99.1

lululemon Announces Appointment of Tara Poseley to Board of Directors
Independent director brings more than 30 years of experience in product innovation and building global consumer and retail brands
VANCOUVER, British Columbia – October 22, 2026 – lululemon athletica inc. (NASDAQ:LULU) today announced the appointment of Tara Poseley to its Board of Directors, effective October 19, 2026.

"Tara brings a distinctive combination of creative instinct and product expertise, along with experience leading and scaling retail businesses," said Marti Morfitt, Chair of the Board. "Having served in various executive leadership roles, including previously as Chief Product Officer of lululemon, she brings unique insights that will benefit the company and Board as we maintain our focus on reinvigorating the brand, strengthening our competitive position, and enhancing value for our shareholders."

"I am honored to join lululemon's Board at this pivotal time for the company," said Tara Poseley. "I have a deep appreciation for lululemon's culture of innovation and commitment to creating exceptional products and guest experiences. I look forward to working with my fellow directors to support the lululemon leadership team as it builds on the company's strong foundation and advances its strategic priorities."

"Tara is a proven leader whose experience will further strengthen the Board’s expertise across product innovation, brand strategy, operational excellence, and consumer-focused growth," said Heidi O'Neill, Chief Executive Officer of lululemon. "Her insights and guidance will be invaluable as we put product, design, and innovation at the center of how we operate to deliver on the company's next chapter of success."

With the appointment of Ms. Poseley, the lululemon Board has expanded to 13 directors, 12 of whom are independent. Ms. Poseley's appointment is in connection with the cooperation agreement the company entered into with Dennis J. "Chip" Wilson on May 26, 2026.

Chip Wilson, founder of lululemon, commented, "Tara brings deep product expertise and understands what makes lululemon special. Her appointment is another positive step toward strengthening the company's product-first vision and creating long-term value for shareholders."

About Tara Poseley

Tara Poseley is a highly accomplished product leader with more than 30 years of experience across specialty retail, apparel, and beauty. She most recently served as Chief Executive Officer of Paula's Choice Skincare from 2016 to 2023. Prior to that, Ms. Poseley served as Chief Product Officer of lululemon from 2013 to 2015 and Senior Vice President and President of Kmart Apparel from 2010 to 2013. She has also held executive leadership positions at other specialty retailers. Ms. Poseley began her career at Gap Inc., where she spent nearly 15 years and held senior roles across product and marketing. She received a bachelor's degree in Retail Management from the University of Wisconsin-Madison and serves on several private company and non-profit boards.

About lululemon

lululemon athletica inc. (NASDAQ:LULU) is a technical athletic apparel, footwear, and accessories company for yoga, running, training, and most other activities, creating transformational products and experiences that build meaningful connections, unlocking greater possibility and wellbeing for all. Setting the bar in innovation of fabrics and functional designs, lululemon works with yogis and athletes in local communities around the world for continuous research and product feedback. For more information, visit lululemon.com.

Forward-Looking Statements

This press release contains forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including those related to successful leadership integration, execution of business strategies, and other factors described in reports we file from time to time with the Securities and

Exchange Commission, including Forms 8-K, 10-Q and 10-K. We undertake no obligation to update any forward-looking statements.

Investor Contacts:

lululemon athletica inc.
Howard Tubin
1-604-732-6124

or

ICR, Inc.
Joseph Teklits
1-203-682-8200

Media Contact:

lululemon athletica inc.
Madi Wallace
1-604-732-6124

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